EXHIBIT 99.1
FOR RELEASE: February 28, 2007
Contact: Christopher Purtill
Director, Investor Relations
610.645.1020
cjpurtill@aquaamerica.com
Donna Alston
Director, Communications
610.645.1095
dpalston@aquaamerica.com
AQUA AMERICA REPORTS FOURTH QUARTER AND YEAR-END EARNINGS
Another year of solid customer growth — up seven percent
BRYN MAWR, PA, February 28, 2007 — Aqua America, Inc. (NYSE: WTR) today reported increases in revenue, net income and earnings per share for the quarter ending December 31, 2006 compared to the same period in 2005. Operating revenue was up 11 percent to $136.8 million compared to $122.9 in the fourth quarter of 2005. Net income for the quarter grew 16 percent to $25.7 million, from $22.2 million in the same period in 2005. Corresponding diluted earnings per share for the quarter increased to $0.19 per share versus $0.17 per share for the fourth quarter 2005, on three percent more shares outstanding.
Favorable fourth quarter figures are in contrast to the previous three quarters in 2006 where earnings were adversely affected by weather, regulatory lag, inflationary impact on production costs, stock option expense and a rapid rise in short-term interest rates. For the 12 months ending December 31, 2006, revenue grew 7.4 percent to $533.5 million from $496.8 million for the same period in 2005. Net income was up slightly at $92.0 million compared to $91.2 million during 2005. Corresponding diluted earnings per share was $0.70 versus $0.71 for the full year in 2005.
Aqua America Chairman and CEO Nicholas DeBenedictis said, “Despite the challenges we faced throughout 2006, rate settlements and customer growth contributed positively to the fourth quarter results.” The company received rate relief in early 2006 for divisions in Ohio and Virginia, and in mid-year for its largest subsidiary, Aqua Pennsylvania. Also helping to bolster earnings in the fourth quarter was the recognition of additional revenue in Texas, subject to refund, in connection with a pending rate request. Late in the year and in early 2007, the company settled significant rate cases in Illinois, and New Jersey, and implemented a distribution system improvement charge in Pennsylvania designed to provide annualized revenues totaling $6.7 million.

Customer growth for the year was seven percent, largely due to the closing of the New York Water Service Company on January 1, 2007 which serves 135,000 residents on Long Island and added five percent to the company’s customer base. The company has already begun building on its New York Water acquisition having announced earlier this month an agreement with Kelda Group, Inc. to acquire the nearby Aquarion Water Company of Sea Cliff, Inc. (Sea Cliff), also on Long Island. Located just north of its recently-acquired New York Water operations, Sea Cliff provides drinking water to approximately 13,000 residents in the villages of Sea Cliff, Glenwood Landing and Glen Head in Nassau County, New York. Including the cost of the New York Water transaction (cash and the assumption of debt), Aqua America paid $64.2 million to complete a total of 28 acquisitions.
Among its 28 acquisitions were four new septage hauling operations, consistent with Aqua’s strategy to grow in the wastewater business. These businesses provide a platform on which to further expand the wastewater hauling business in Pennsylvania and offer these additional services to Aqua’s existing customers who have septic systems.
Wet weather during peak demand seasons was a key factor in the company’s 2006 performance. “Last year, the number of rainy days had a significant impact on non-essential use—like landscaping, washing cars and filling pools. As a result, water sales were down in our mid-Atlantic and northern states,” said DeBenedictis.
Aqua continued its capital program in 2006 spending $271.7 million, including $56.5 million in its southern states to maintain and enhance environmental compliance. This capital investment sets the stage for future rate increase applications. The company plans to request increased rates in North Carolina, Virginia and Florida in 2007.
The company’s conference call with analysts will take place on Wednesday, February 28, 2007 at 11:00 a.m. Eastern Time. The call will be Webcast, so that interested parties may listen over the Internet by logging on to www.aquaamerica.com. The conference call will be archived in the Investor Relations section of the company’s Web site for 90 days following the call. Additionally, the call will be recorded and made available for replay for 10 business days, beginning at 1:00 p.m. Wednesday, February 28, 2007. To access the audio replay in the U.S., dial 888.286.8010 (passcode 57500554). For international callers, dial 617.801.6888 (passcode 57500554).
Aqua America, Inc. is a U.S.-based publicly-traded water and wastewater utility, serving approximately 2.8 million residents in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, New York, Florida, Indiana, Virginia, Maine, Missouri, and South Carolina. Aqua America is listed on both the New York and Philadelphia Stock Exchanges under the ticker symbol WTR.
This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives, and other factors discussed in our filings with the Securities and Exchange Commission.
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WTRF

The company’s results stated here are unaudited. The final audited financial statements will be filed with the company’s annual report on Form 10-K. The following table shows selected operating data for the quarters and full year ended December 31, 2006 and 2005 (in thousands, except per share data) for Aqua America, Inc.

	(Unaudited)
	Quarter Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Operating revenues	$136,843	$122,908	$533,491	$496,779

Net income	$25,723	$22,150	$92,004	$91,156

Basic net income per share	$0.19	$0.17	$0.70	$0.72

Diluted net income per share	$0.19	$0.17	$0.70	$0.71

Average common shares outstanding:
Basic	132,145	128,016	130,725	127,364

Diluted	133,391	129,828	131,774	129,206

Aqua America, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Operating revenues	$136,843	$122,908	$533,491	$496,779
Cost & expenses:
Operations and maintenance	53,684	52,222	219,560	203,088
Depreciation	18,476	15,857	70,895	60,747
Amortization	1,018	1,114	4,146	4,741
Taxes other than income taxes	8,352	7,663	33,343	31,696

Total	81,530	76,856	327,944	300,272

Operating income	55,313	46,052	205,547	196,507
Other expense (income):
Interest expense, net	14,764	13,447	58,432	52,062
Allowance for funds used during construction	(1,040)	(950)	(3,941)	(2,447)
Gain on sale of other assets	(360)	(595)	(1,194)	(1,177)

Income before income taxes	41,949	34,150	152,250	148,069
Provision for income taxes	16,226	12,000	60,246	56,913

Net income	$25,723	$22,150	$92,004	$91,156

Net income	$25,723	$22,150	$92,004	$91,156
Other comprehensive income, net of tax:
Minimum pension liability adjustment	3,082	(1,340)	3,082	(1,340)
Unrealized holding gain (loss) on certain investments	(132)	—	194	—

Comprehensive income	$28,673	$20,810	$95,280	$89,816

Net income per common share:
Basic	$0.19	$0.17	$0.70	$0.72
Diluted	$0.19	$0.17	$0.70	$0.71
Average common shares outstanding:
Basic	132,145	128,016	130,725	127,364

Diluted	133,391	129,828	131,774	129,206

Aqua America, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands of dollars)
(Unaudited)

	December 31,	December 31,
	2006	2005
Net property, plant and equipment	$2,505,995	$2,279,950
Current assets	134,700	98,277
Regulatory assets and other assets	237,208	256,819

	$2,877,903	$2,635,046

Common stockholders’ equity	$921,630	$811,923
Long-term debt, excluding current portion	951,660	878,438
Current portion of long-term debt and loans payable	150,305	163,150
Other current liabilities	105,306	108,510
Deferred credits and other liabilities	749,002	673,025

	$2,877,903	$2,635,046